Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Axon Enterprise, Inc.

(Exact name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	Other	(2)	2,231,811	(3)	$276.035	(2)	$616,057,949.39	(2)	$147.60	$90,930.15
Equity	Common Stock, $0.00001 par value per share	Other	(2)	4,516,370	(4)	$276.035	(2)	$1,246,676,192.95	(2)	$147.60	$184,009.41
Equity	Common Stock, $0.00001 par value per share	Other	(2)	679,102	(5)	$276.035	(2)	$187,455920.57	(2)	$147.60	$27,668.49
Total Offering Amounts								$2,050,190,062.91			$302,608.05
Total Fee Offsets											$-
Net Fee Due											$302,608.05

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Axon Enterprise, Inc. Amended and Restated 2022 Stock Incentive Plan (the “Amended Plan”), the Axon Enterprise, Inc. 2024 eXponential Stock Plan (the “2024 Employee XSP”) and the Axon Enterprise, Inc. 2024 CEO Performance Award (the “2024 CEO Performance Award”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock, as reported by the Nasdaq Global Select Market on June 4, 2024.

(3)	Represents 2,231,811 shares of the registrant’s common stock that may be issued under the Amended Plan.
(4)	Represents 4,516,370 shares of the registrant’s common stock that may be issued under the 2024 Employee XSP.
(5)	Represents 679,102 shares of the registrant’s common stock that may be issued under the 2024 CEO Performance Award.